EXHIBIT 5.1

[McGuireWoods LLP Letterhead]

December 14, 2010

Jacksonville Bancorp, Inc.
100 North Laura Street, Suite 1000
Jacksonville, Florida 32202

Re:           Registration Statement on Form S-3

Dear Ladies and Gentleman:

We have acted as counsel to Jacksonville Bancorp, Inc., a Florida corporation (the “Company”), in connection with a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), relating to the offer and sale of up an aggregate of 3,888,889 shares of common stock, $0.01 par value per share, of the Company (the “Purchased Shares”), that were issued to the selling shareholders under that certain Stock Purchase Agreement by and among the Company and the investors named therein (the “Investors”) dated as of May 10, 2010, as amended on September 20, 2010 and as further amended on October 12, 2010 (the “Stock Purchase Agreement”).

The opinion is delivered in accordance with the requirements of Item 601 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Act”).

In rendering this opinion, we have examined originals or copies of the Registration Statement, including the exhibits thereto, the Articles of Incorporation and the Amended and Restated Bylaws as currently in effect, the Stock Purchase Agreement, certain resolutions of the Board of Directors of the Company relating to, among other things, the stock purchase, and such other documents as we have deemed appropriate.  We have assumed that (i) all information contained in all documents reviewed by us is correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so, (vi) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity, and (vii) the Stock Purchase Agreement has been duly and validly executed and delivered by, and constitutes the legal, valid, binding and enforceable agreement of, each of the Investors.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Purchased Shares have been duly authorized, validly issued, fully paid and nonassessable.

The opinion set forth above is limited to the laws of the State of Florida and reported judicial decisions related thereto, and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading “Legal Matters” therein. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ McGuireWoods LLP